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                                                                    EXHIBIT 99.2

       AMERISTAR CASINOS SELLS $380 MILLION IN SENIOR SUBORDINATED NOTES

LAS VEGAS, February 2,2001 -- Ameristar Casinos, Inc. (NASDAQ: ASCA) announced today it has completed a private placement of 10 3/4% Senior Subordinated Notes due 2009 in the aggregate principal amount of $380 million. The aggregate principal amount of the notes offered and sold was increased from the originally intended principal amount of $300 million. The notes were priced at 98.678%. Ameristar will use the net proceeds to repay the entire $300 million in principal amount outstanding under its senior subordinated credit facility and interest accrued thereon, to partially repay and permanently reduce term loans under its senior credit facilities by $50 million, to repay revolving loans under its senior credit facilities and for working capital purposes.

"We are pleased we now have a long-term capital structure in place that will allow us to pursue our strategic plans," says Ameristar's President and Chief Executive Officer Craig H. Neilsen. "This allows us to focus our efforts on maximizing the efficiency and profitability of our existing operations to increase shareholder value."

The Notes are being sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S. The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains certain forward-looking statements that generally can be identified by the context of the statement or the use of words such as Ameristar or its management "believes," "anticipates," "intends," "expects," "plans," or words of similar meaning. Similarly, statements that describe Ameristar's future plans, objectives, strategies or goals are forward-looking statements. Attention is directed to "Item 1. Business - Risk Factors" in the Annual Report on Form 10-K of Ameristar Casinos, Inc. for the fiscal year ended Dec. 31, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Quarterly Report on Form 10-Q on Ameristar Casinos, Inc. for the fiscal quarter ended September 30, 2000 for a discussion of some of the factors, risks and uncertainties that could affect Ameristar's future results.

Ameristar Casinos, Inc. is an innovative, Las Vegas-based entertainment company known for its distinctive, quality conscious hotel casinos, and value orientation. Led by President and Chief Executive Officer Craig H. Neilsen, the organization's roots go back nearly five decades to a tiny roadside casino in the high plateau country that borders Idaho and Nevada. Publicly held since November 1993, the corporation owns and operates six properties in Nevada, Missouri, Iowa and Mississippi, two of which carry the prestigious American Automobile Association's Four Diamond designation. Ameristar's Common Stock is traded on the NASDAQ National Market System under the symbol: ASCA.